Exhibit 99.1

Moody’s Corporation Reports Results for Third Quarter 2010

  Reported 3Q10 EPS of $0.58
  3Q10 revenue of $513.3 million, up 14% from prior-year period
  Raising FY 2010 EPS guidance to range of $1.90 to $1.96

NEW YORK--(BUSINESS WIRE)--October 28, 2010--Moody’s Corporation (NYSE: MCO) today announced results for the third quarter of 2010.

Summary of Results for Third Quarter 2010

Moody’s Corporation reported revenue of $513.3 million for the three months ended September 30, 2010, an increase of 14% from $451.8 million for the third quarter of 2009. Operating income for the quarter was $188.9 million, a 10% increase from $172.5 million for the same period last year. Diluted earnings per share of $0.58 for the third quarter of 2010 included a one-time tax benefit of $0.07 associated with foreign earnings. Excluding minor restructuring items from both periods, diluted earnings per share of $0.58 for the quarter grew 35% from $0.43 in the prior-year period.

“Moody’s results in the third quarter reflected strong performance at Moody’s Investors Service associated with robust capital market issuance and steady growth from Moody’s Analytics,” said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s Corporation. “Based on year-to-date performance and our expectations for the remainder of the year, we are raising our full-year 2010 EPS guidance to a range of $1.90 to $1.96.”

Third Quarter Revenue

For Moody’s Corporation overall, global revenue of $513.3 million increased 14% from the third quarter of 2009. Excluding the unfavorable impact of foreign currency translation, revenue grew 16 percent. U.S. revenue of $278.3 million for the quarter rose 21%, while non-U.S. revenue of $235.0 million increased 6% from the prior-year period. Non-U.S. revenue represented 46% of total revenue for the quarter, down from 49% in the year-ago period. Excluding the unfavorable impact of foreign currency translation, non-U.S. revenue in the third quarter rose 10 percent.

Global revenue for Moody’s Investors Service (“MIS”) for the third quarter of 2010 was $358.2 million, 17% higher than the prior-year period. Excluding the unfavorable impact of foreign currency translation, revenue increased 20 percent. U.S. revenue of $207.2 million for the third quarter of 2010 was up 26% from the same period of 2009. Outside the U.S., revenue of $151.0 million grew 7 percent.

Within MIS, global corporate finance revenue of $144.9 million in the third quarter of 2010 increased 43% from the same quarter of 2009. U.S. corporate finance revenue rose 51%, driven by strong high-yield bank loan and bond origination for refinancing and increased merger and acquisition activity. Outside the U.S., revenue grew 29% from the prior-year period, primarily due to increased high-yield bond issuance in Europe and improved activity in Asia and Latin America.

Global structured finance revenue totaled $70.1 million for the third quarter of 2010, a decline of 11% from a year earlier. U.S. structured finance revenue decreased 8% from the year-ago period, with lower derivatives activity partially offset by improved issuance in commercial real estate finance. Structured finance revenue was down 15% outside the U.S., as reduced European derivatives and securitization issuance was partially offset by higher European covered bond activity.

Global financial institutions revenue of $73.6 million in the third quarter of 2010 grew 17% compared to the same quarter of 2009. Financial institutions revenue rose 14% in the U.S. due to higher insurance sector issuance, and grew 19% outside the U.S., primarily reflecting greater activity in the banking sector in most regions.

Global public, project and infrastructure finance revenue was $69.6 million for the third quarter of 2010, increasing 13% from the third quarter of 2009. U.S. revenue grew 24%, driven by the public finance and infrastructure sectors. Non-U.S. revenue declined 7% from the prior-year period primarily as a result of reduced issuance for European infrastructure finance.

Global revenue for Moody’s Analytics (“MA”) for the third quarter of 2010 reached $155.1 million, 6% above the same quarter of 2009, primarily driven by the delivery of risk management software projects and improving demand for research and data. The impact of foreign currency translation was negligible. Revenue from research, data and analytics of $106.0 million increased 3% from the prior-year period and risk management software revenue of $42.8 million grew 16 percent. Professional services revenue of $6.3 million was flat with the prior-year period.

MA revenue in the third quarter of 2010 was $71.1 million in the U.S. and $84.0 million outside the U.S., up 10% and 3%, respectively, over the prior-year period.

Third Quarter Expenses

Third quarter 2010 expenses for Moody’s Corporation of $324.4 million were 16% higher than the prior-year period primarily due to increased headcount, higher accruals for incentive compensation reflecting the stronger full-year outlook, and additional spending related to legal matters and regulatory requirements. Moody’s reported operating margin for the third quarter of 2010 was 36.8% compared to 38.2% in the third quarter of 2009. Excluding restructuring items in both periods, third quarter 2010 expenses of $324.0 million increased 18% from the prior-year period. The impact of foreign currency translation on expenses was negligible.

Moody’s effective tax rate was 24.4% for the third quarter of 2010, compared with 37.5% for the prior-year period. The decrease was largely due to a one-time tax benefit associated with foreign earnings.

Year-to-Date Results

Moody’s Corporation revenue for the first nine months of 2010 totaled $1,467.7 million, an increase of 12% from $1,311.4 million for the same period of 2009. Expenses for the first nine months of 2010 were $891.5 million, an increase of 11% from a year ago. Operating income of $576.2 million grew 13% from $508.6 million for the same period of 2009. The impact of foreign currency translation on revenue and operating income for the first nine months of 2010 was negligible. Diluted earnings per share of $1.56 for the first nine months of 2010 included a benefit of $0.02 associated with certain legacy tax matters and minor restructuring-related adjustments, as well as a one-time tax benefit of $0.07 associated with foreign earnings. Excluding legacy tax benefits and restructuring adjustments from both periods, diluted earnings per share of $1.54 for the first nine months of 2010 increased 20% from $1.28 for the same period in 2009.

MIS revenue totaled $1,022.3 million for the first nine months of 2010, an increase of 15% from the prior-year period. MA revenue rose 5% from the same period of 2009 to $445.4 million.

Capital Allocation and Liquidity

During the third quarter of 2010, Moody’s repurchased 0.8 million shares at a total cost of $19.7 million and issued 0.8 million shares under employee stock-based compensation plans. Outstanding shares as of September 30, 2010 totaled 234.2 million, a 1% reduction from a year earlier. As of September 30, 2010, Moody’s had $1.3 billion of share repurchase authority remaining under its current program. Also during the third quarter, Moody’s completed a public offering of $500 million of ten-year senior unsecured notes with a 5.5% coupon. Proceeds are expected to be used for general corporate purposes including repayment of outstanding commercial paper and other short-term and long-term borrowings, working capital, capital expenditures, acquisitions and other business investments, and share buybacks. At quarter-end, Moody’s had $1.3 billion of outstanding debt and $985 million of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents as of September 30, 2010 were $794 million, an increase of $371 million from a year earlier.

Assumptions and Outlook for Full-Year 2010

Moody’s outlook for 2010 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the eventual withdrawal of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s is raising its guidance for diluted earnings per share for full-year 2010 to a range of $1.90 to $1.96. Certain components of 2010 guidance have been modified to reflect our current view of credit market conditions and implications for the Company. For Moody’s overall, the Company now expects full-year 2010 revenue to increase in the high-single to low-double-digit percent range and expenses to increase in the low-double-digit percent range. We continue to estimate incremental costs related to new regulation of approximately $15 million for this year and $15 to 25 million for next year. The Company still projects the full-year 2010 operating margin in the high-thirties percent range and now expects the 2010 effective tax rate in the range of 33 to 34 percent. Share repurchase is expected to continue at modest levels in 2010, subject to available cash flow and other capital allocation decisions.

For the global MIS business, full-year 2010 revenue is now expected to increase in the low-double-digit percent range. We now project MIS revenue growth in the high-teens percent range within the U.S. and in the low- to mid-single-digit percent range outside the U.S. Corporate finance revenue is now expected to increase in the low-thirties percent range. We now expect structured finance revenue to decline in the mid-single-digit percent range and revenue from financial institutions to grow in the mid-single-digit percent range. Public, project and infrastructure finance revenue is still projected to increase in the mid-single-digit percent range.

For Moody’s Analytics, we continue to expect full-year 2010 revenue to increase in the mid-single-digit percent range. We still project revenue growth in the low-single-digit percent range for research, data and analytics, while revenue in both the risk management software and professional services businesses is now expected to increase in the mid-teens percent range. We still expect MA revenue both in the U.S. and outside the U.S. to grow in the mid-single-digit percent range.

Conference Call

A conference call to discuss third quarter 2010 results will be held this morning, October 28, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Shareholder Relations website, http://ir.moodys.com, until midnight Eastern Time, November 30, 2010.

A replay of the teleconference will be available from 4:00 p.m. Eastern Time, October 28, 2010 until midnight Eastern Time, November 30, 2010. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 7789748.

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $1.8 billion in 2009, employs approximately 4,300 people worldwide and maintains a presence in 26 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2010 and other forward-looking statements in this release are made as of October 28, 2010, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted U.S., foreign, state and local legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2009, quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions, except per share amounts	2010	2009	2010	2009

Revenue	$513.3	$451.8	$1,467.7	$1,311.4
Expenses:
Operating	153.7	135.1	423.9	385.5
Selling, general and administrative	152.2	124.3	418.5	351.2
Restructuring	0.4	3.7	-	18.6
Depreciation and amortization	18.1	16.2	49.1	47.5
Total expenses	324.4	279.3	891.5	802.8
Operating income	188.9	172.5	576.2	508.6
Non-operating (expense) income, net
Interest (expense) income, net	(12.8)	(11.5)	(35.1)	(20.9)
Other non-operating (expense) income, net	5.3	1.7	0.7	(8.8)
Total	(7.5)	(9.8)	(34.4)	(29.7)
Income before provision for income taxes	181.4	162.7	541.8	478.9
Provision for income taxes	44.2	61.0	167.3	175.1
Net income	137.2	101.7	374.5	303.8
Less: net income attributable to noncontrolling interests	1.2	1.1	4.1	3.7
Net income attributable to Moody's Corporation	$136.0	$100.6	$370.4	$300.1

Earnings per share attributable to Moody's common shareholders
Basic	$0.58	$0.43	$1.57	$1.27
Diluted	$0.58	$0.42	$1.56	$1.26
Weighted average number of shares outstanding
Basic	234.3	236.4	235.5	236.0
Diluted	235.7	238.2	237.1	237.6

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions	2010	2009	2010	2009

Moody's Investors Service
Corporate Finance	$144.9	$101.4	$399.2	$293.0
Structured Finance	70.1	79.2	214.7	226.2
Financial Institutions	73.6	62.9	213.0	186.5
Public, Project and Infrastructure Finance	69.6	61.8	195.4	180.1
Intersegment royalty	15.5	14.5	46.3	43.6
Sub-total MIS	373.7	319.8	1,068.6	929.4
Eliminations	(15.5)	(14.5)	(46.3)	(43.6)
Total MIS revenue	358.2	305.3	1,022.3	885.8

Moody's Analytics
Research, Data and Analytics	106.0	103.4	315.8	307.7
Risk Management Software	42.8	36.8	115.3	102.8
Professional Services	6.3	6.3	14.3	15.1
Total MA revenue	155.1	146.5	445.4	425.6
Total Moody's Corporation revenue	$513.3	$451.8	$1,467.7	$1,311.4

Moody's Corporation revenue by geographic area
United States	$278.3	$229.7	$794.4	$675.7
International	235.0	222.1	673.3	635.7
	$513.3	$451.8	$1,467.7	$1,311.4

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions	2010	2009	2010	2009

Interest (expense) / income:
Expense on borrowings	$(14.0)	$(10.4)	$(35.4)	$(34.8)
Income	0.8	0.6	1.9	2.0
Legacy Tax (a)	-	-	2.5	6.5
UTPs and other tax related liabilities	(0.2)	(2.4)	(5.3)	4.3
Interest capitalized	0.6	0.7	1.2	1.1
Total interest (expense) income, net	$(12.8)	$(11.5)	$(35.1)	$(20.9)

(a) The amounts in both nine month periods represent interest income related to the favorable settlement of Legacy Tax Matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
Amounts in millions	2010	2009

Cash and cash equivalents	$793.7	$473.9
Short-term investments	10.8	10.0
Total current assets	1,301.4	1,012.9
Non-current assets	1,046.8	990.4
Total assets	2,348.2	2,003.3
Total current liabilities	792.6	1,236.0
Total debt (1)	1,260.0	1,193.7
Other long-term liabilities	617.6	617.2
Total shareholders' deficit	(297.6)	(596.1)
Total liabilities and shareholders' deficit	2,348.2	2,003.3

Actual number of shares outstanding	234.2	236.9

	September 30,	December 31,
(1) Total debt consists of the following:	2010	2009
Commercial Paper	$15.0	$443.7
Series 2005-1 Notes due 2015	300.0	300.0
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013*	148.1	150.0
2010 Senior Notes due 2020†	496.9	-
Total debt‡	$1,260.0	$1,193.7

* Various payments through 2013

† During the third quarter of 2010 the Company issued $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020. The notes were offered to the public at 99.374% of the face amount.

‡ Of the total debt shown in the table above, $24.4 million is classified within total current liabilities and consists of $9.4 million representing the current portion of borrowings under the 2008 Term Loan and $15.0 million of borrowings under the Company's commercial paper program.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

Amounts in millions,	Three Months Ended September 30,
except per share amounts	2010			2009
			Non-GAAP			Non-GAAP
	As	Restructuring	Financial	As	Restructuring	Financial
	Reported	(a)	Measures*	Reported	(a)	Measures*
Total expenses	$324.4	$(0.4)	$324.0	$279.3	$(3.7)	$275.6
Operating income	$188.9	$0.4	$189.3	$172.5	$3.7	$176.2
Provision for income taxes	$44.2	$0.1	$44.3	$61.0	$1.4	$62.4
Net income attributable to Moody's Corporation	$136.0	$0.3	$136.3	$100.6	$2.3	$102.9

Earnings per share attributable to Moody's common shareholders
Basic	$0.58	$-	$0.58	$0.43	$0.01	$0.44
Diluted	$0.58	$-	$0.58	$0.42	$0.01	$0.43

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the three month periods ended September 30, 2010 and 2009, adjusted to exclude the impact of the following:

(a) To exclude amounts related to the 2009 restructuring charge as well as minor adjustments related to both the 2009 and 2007 restructuring charges. Additionally, includes the tax impacts of the aforementioned adjustments.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

Amounts in millions,	Nine Months Ended September 30,
except per share	2010				2009
amounts	As	Restruc- turing	Legacy	Non-GAAP Financial	As	Restruc- turing	Legacy	Non-GAAP Financial
	Reported	(a)	Tax (b)	Measures*	Reported	(a)	Tax (b)	Measures*
Total expenses	$891.5	$-	$-	$891.5	$802.8	$(18.6)	$-	$784.2
Operating income	$576.2	$-	$-	$576.2	$508.6	$18.6	$-	$527.2
Interest (expense) income, net	$(35.1)	$-	$(2.5)	$(37.6)	$(20.9)	$-	$(6.5)	$(27.4)
Provision for income taxes	$167.3	$-	$2.1	$169.4	$175.1	$7.0	$1.7	$183.8
Net income attributable to Moody's Corporation	$370.4	$-	$(4.6)	$365.8	$300.1	$11.6	$(8.2)	$303.5

Earnings per share attributable to Moody's common shareholders
Basic	$1.57	$-	$(0.02)	$1.55	$1.27	$0.05	$(0.03)	$1.29
Diluted	$1.56	$-	$(0.02)	$1.54	$1.26	$0.05	$(0.03)	$1.28

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the nine month periods ended September 30, 2010 and 2009, adjusted to exclude the impact of the following:

(a) To exclude amounts related to the 2009 restructuring charge as well as minor adjustments related to both the 2009 and 2007 restructuring charges. Additionally, includes the tax impacts of the aforementioned adjustments.

(b) To exclude benefits relating to the resolution of certain legacy tax matters.

CONTACT:
Media Contact:
Michael Adler
Vice President, Corporate Communications
(212) 553-4667
Michael.Adler@moodys.com
or
Investor Relations Contact:
Liz Zale
Vice President, Investor Relations
(212) 553-1633
Elizabeth.Zale@moodys.com